EXHIBIT 16.1


                        Letterhead of Malone & Bailey, PC


March 12, 2007


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: Ameri-First Financial Group, Inc.
    File No. 0-28453

We have read the statements that Ameri-First Financial Group, Inc. included under Item 4.01 of the Form 8-K report expected to be filed on March 12, 2007 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under any other items in the accompanying Form 8-K.

Very truly yours,


/s/ Malone & Bailey, PC
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Malone & Bailey, PC